EXHIBIT 99.1

ASX RELEASE

Chief Executive Officer and Managing Director agrees to new employment arrangements

Royal Wolf Holdings Limited (RWH) today announced that it had agreed new employment arrangements with its Chief Executive Officer and Managing Director, Mr Robert Allan.

Peter Housden, Chairman commented “We are pleased to confirm that Mr Allan has confirmed his ongoing commitment to the Royal Wolf Group by entering into a new 3 year employment contract, which will be taken to have commenced on 1 July 2013 and contains an incentive for compliance with significant restraint provisions.”

A summary of the key terms and conditions of Mr Allan’s new employment contract and remuneration package going forward are as follows:

Term and commencement of operation

RWH has agreed to enter into a new contract with Mr Allan that, (subject to either party’s right to terminate on 6 months’ notice), will expire on 30 June 2016.

Remuneration

•	Fixed Remuneration
o	The new arrangements provide for fixed remuneration of $535,000 which amount includes superannuation and any salary sacrifice items. This will increase by 5% for each year from 1 July 2014.

•	Short Term Incentive
o	Mr Allan is eligible for a discretionary Short Term Incentive (STI) allocation each year. The target STI opportunity for each year is 25% of Mr Allan’s fixed remuneration.

o	The actual STI outcome will depend upon RWH’s and Mr Allan’s performance during the year.

•	Long Term Incentive
o	Mr Allan is eligible for a discretionary Long Term Incentive (LTI) award in accordance with the terms of the RWH’s Long Term Incentive Plan Rules (Plan Rules).

o	The target LTI opportunity for each year is 50% of Mr Allan’s fixed remuneration.

•	Special Incentive
o
Mr Allan will be entitled to an incentive of $300,000, which will vest in three equal tranches on 1 July 2016, 2017 and 2018 respectively (Special Incentive), subject to Mr Allan not having resigned, been summarily dismissed and complying with any post termination restraint provisions (which apply for 2 years post the cessation of his employment).

o	Subject to the approval of RWH’s shareholders at the 2014 AGM, Mr Allan’s Special Incentive will be converted into the form of 106,112 performance rights.

Termination

Mr Allan will forfeit any unvested incentives if his employment is terminated summarily.
In all other circumstances, on cessation of Mr Allan’s employment, he will continue to remain entitled to any unvested incentives subject to their terms of grant; however, any STI or LTI for an incomplete employment period will be pro-rated.

If RWH terminates Mr Allan’s employment, other than summarily, Mr Allan retires or on the expiry of the 3 year term, Mr Allan is entitled to a further payment of 12 months’ average base salary.

Restraint provisions

Mr Allan will be subject to provisions which prevent him from competing with the Royal Wolf Group and/or soliciting customers and/or employees in Australia, New Zealand and in areas in which RWH markets its products during the 2 year period commencing on the date his employment ceases.

About Royal Wolf

Royal Wolf is Australasia’s largest provider of container solutions with 33 facilities including 28 dedicated Customer Service Centres located throughout Australia & New Zealand and a hire fleet of over 40,600 containers at 31 March 2014. Royal Wolf has 19 years of experience and a commitment to providing superior customer service. We offer over 95 container based designs with applications in portable storage, portable buildings, mining camps and freight containers.